Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295967

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JUNE 12, 2026

(to prospectus supplement dated June 12, 2026 and prospectus dated June 4, 2026)

Beasley Broadcast Group, Inc.

This Supplement No. 1 to Prospectus Supplement (this “Supplement No. 1”) amends and supplements the information in the prospectus supplement (the “ATM Prospectus Supplement”) to the registration statement on Form S-3 (File No. 333-295967) (the “Form S-3”), filed on May 15, 2026, and effective on June 4, 2026, of Beasley Broadcast Group, Inc. (“we,” “us” and “our”). This Supplement No. 1 should be read in conjunction with, and is qualified in its entirety by reference to, the ATM Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus Supplement and any future amendments or supplements thereto.

We filed the ATM Prospectus Supplement to register the offer and sale of up to $5,235,810 of shares of our Class A Common Stock from time to time under the terms of an Equity Distribution Agreement, dated as of June 12, 2026 (the “Equity Distribution Agreement”), with Noble Capital Markets, Inc. (the “Agent”), relating to the offer and sale of shares of our Class A Common Stock. In accordance with the terms of the Equity Distribution Agreement, we could offer and sell shares of our Class A Common Stock having an aggregate offering price of up to $5,235,810 at any time and from time to time through or to the Agent, acting as our agent or as principal, in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “ATM Program”). On September 25, 2026, we notified the Agent we were terminating the Equity Distribution Agreement, effective as of 5:00 p.m., New York City time, September 27, 2026. As of the date of termination of the Equity Distribution Agreement, we had sold 35,600 shares of our Class A Common Stock pursuant to the ATM Program.

Investing in shares of our Class A Common Stock involves a high degree of risk. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page S-4 of the ATM Prospectus Supplement and the prospectus contained in the Form S-3, any related free writing prospectus and other information contained or incorporated by reference in this Supplement No. 1 and the accompanying prospectus, before making a decision to invest in our securities.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the ATM Prospectus Supplement and the Equity Distribution Agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement No. 1, the ATM Prospectus Supplement or the prospectus contained in the Form S-3 are accurate or complete. Any representation to the contrary is a criminal offense.

September 29, 2026